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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                  SCHEDULE TO

                                 (RULE 14d-100)
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              PURE RESOURCES, INC.
                           (Name of Subject Company)
                               UNOCAL CORPORATION
                        UNION OIL COMPANY OF CALIFORNIA
                      (Name of Filing Persons -- Offerors)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                  74622E 10 2
                     (CUSIP Number of Class of Securities)

                           BARRY A. L. HOFFMAN, ESQ.
                             DEPUTY GENERAL COUNSEL
                               UNOCAL CORPORATION
                       2141 ROSECRANS AVENUE, SUITE 4000
                          EL SEGUNDO, CALIFORNIA 90245
                                 (310) 726-7600
            (Name, Address and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                  -COPIES TO-
                                 DANIEL A. NEFF
                                ELLIOTT V. STEIN
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000
                             ---------------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
              TRANSACTION VALUATION*                               AMOUNT OF FILING FEE
-------------------------------------------------------------------------------------------------------
                   $553,431,082                                           $50,916
-------------------------------------------------------------------------------------------------------
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

* Estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, based on the product of (i) 23.30 the average of the high and low sales prices of Pure Resources, Inc.'s common stock and (ii) 23,854,788, the maximum number of shares to be acquired pursuant to this offer.

[X] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $50,916.               Filing Party: Unocal Corporation.
Form or Registration No.: Form S-4.            Date Filed: September 4, 2002

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] third-party tender offer subject to Rule 14d-1.

[ ] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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

     This Tender Offer Statement on Schedule TO is filed by Unocal Corporation, a Delaware corporation ("Unocal"), and its wholly owned subsidiary Union Oil Company of California, a California corporation ("Union Oil"). The Schedule TO relates to the offer by Unocal to exchange 0.6527 of a share of Unocal common stock (including the associated preferred stock purchase rights) for each outstanding share of Pure Resources, Inc. common stock, on the terms and conditions contained in Unocal's prospectus, dated September 4, 2002, and in the related letter of transmittal, copies of which are incorporated by reference herein as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

ITEMS 1 TO 11.

     The information set forth in the Offer is incorporated herein by reference with respect to Items 1-11 of this Schedule TO.

ITEM 12.  EXHIBITS.

(a)(1) Prospectus dated September 4, 2002 (incorporated by reference from Unocal's Registration Statement on Form S-4 filed with the SEC on September 4, 2002 (the "Form S-4")).

(a)(2) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Form S-4).

(a)(3) Form of Letter from Unocal to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.2 to the Form S-4).

(a)(4) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients (incorporated by reference to Exhibit 99.3 to the Form S-4).

(a)(5) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 to the Form S-4).

(a)(6) Request from Union Oil for stockholder list of Pure (incorporated by reference to Exhibit 99.6 to the Form S-4).

(a)(7) Cersente v. Pure Resources, Inc., et al (C.A. No. 19854) (incorporated by reference to Exhibit 99.1 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No. 2 filed August 27, 2002, File No. 5-59083).

(a)(8) Brown v. Pure Resources, Inc., et al (C.A. No. 19855) (incorporated by reference to Exhibit 99.2 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No. 2 filed August 27, 2002, File No. 5-59083).

(a)(9) Summit Trading Group, LLC v. Hightower, et al (C.A. No. 19856) (incorporated by reference to Exhibit 99.3 to Unocal's and Union Oils Statement on Schedule 13D/A Amendment No.2 filed August 27, 2002, File No. 5-59083).

(a)(10) Metera v. Pure Resources, Inc, et al (C.A No. 19857) (incorporated by reference to Exhibit 99.4 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No. 2 filed August 27, 2002, File No. 5-59083).

(a)(11) Bistritzky v. Hightower, et al (C.A. No. 19859) (incorporated by reference to Exhibit 99.5 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No. 2 filed August 27, 2002, File No. 5-59083).

(a)(12) Holland v. Pure Resources, Inc, et al (BC 280478) (incorporated by reference to Exhibit 99.12 to the Form S-4).

(b)      None.

(d)      None.

(g)      None.

(h)      None.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

     Not applicable

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          UNION OIL COMPANY OF CALIFORNIA

                                          By      /s/ DOUGLAS M. MILLER
                                            ------------------------------------
                                            Name: Douglas M. Miller
                                            Title:  Vice President, Corporate
                                                    Development

                                          UNOCAL CORPORATION

                                          By      /s/ DOUGLAS M. MILLER
                                            ------------------------------------
                                            Name: Douglas M. Miller
                                            Title:  Vice President, Corporate
                                                    Development

Dated: September 4, 2002

                                 EXHIBIT INDEX

(a)(1) Prospectus dated September 4, 2002 (incorporated by reference from Unocal Corporation's Registration Statement on Form S-4 filed with the SEC on September 4, 2002 (the "Form S-4")).

(a)(2) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Form S-4).

(a)(3) Form of Letter from Unocal Corporation to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to
        Exhibit 99.2 to the Form S-4).

(a)(4) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients (incorporated by reference to Exhibit 99.3 to the Form S-4).

(a)(5) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.4 to the Form S-4).

(a)(6) Press Release of Unocal Corporation announcing commencement of the offer, dated September 5, 2002 (incorporated by reference to Exhibit
        99.               to the Form S-4).

(a)(7) Request from Union Oil Company of California for stockholder list of Pure (incorporated by reference to Exhibit 99.6 to the Form S-4).

(a)(8) Cersente v. Pure Resources, Inc., et al (C.A. No. 19854) (incorporated by reference to Exhibit 99.1 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No.2 filed August 27, 2002, File No. 5-59083).

(a)(9) Brown v. Pure Resources, Inc., et al (C.A. No. 19855) (incorporated by reference to Exhibit 99.2 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No. 2 filed August 27, 2002, File No. 5-59083).

(a)(10) Summit Trading Group, LLC v. Hightower, et al (C.A. No. 19856) (incorporated by reference to Exhibit 99.3 to Unocal's and Union Oils Statement on Schedule 13D/A Amendment No.2 filed August 27, 2002, File No. 5-59083).

(a)(11) Metera v. Pure Resources, Inc, et al (C.A No. 19857) (incorporated by reference to Exhibit 99.4 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No.2 filed August 27, 2002, File No. 5-59083).

(a)(12) Bistritzky v. Hightower, et al (C.A. No. 19859) (incorporated by reference to Exhibit 99.5 to Unocal's and Union Oils Statement on
        Schedule 13D/A Amendment No.2 filed August 27, 2002, File No. 5-59083).

(a)(13) Holland v. Pure Resources, Inc, et al (BC 280478) (incorporated by reference to Exhibit 99.12 to the Form S-4).

(b)      None.

(d)      None.

(g)      None.

(h)      None.